                                                                       EXHIBIT 1

                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary
HQ/CS/CL.24B/9907
29 May 2003

Sir,

Sub: Information regarding Audited Financial Results for the quarter and Financial Year ended 31 March 2003 and Recommendation of Dividend.

                                  -------------

         Pursuant to clause 41 of the listing agreement with Indian Stock Exchanges, please find sent herewith the Audited Financial Results for the quarter and Financial Year ended 31 March 2003, which has been considered by the Board of Directors at their 133rd meeting held on 29 May 2003.

2. The Board of Directors has recommended a dividend of Rs.8.50 per share for the Financial Year 2002-03

                                                               Yours faithfully,
                                                For VIDESH SANCHAR NIGAM LIMITED


                                                             Rishabh Nath Aditya
                                                         Asst. Company Secretary

1. Security Code 23624, The Stock Exchange, Mumbai, Corporate Relationship Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 001. Fax No.(22) 2723719/2037/9/41/16.

2. The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

3. Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37 24.

4. Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

5. Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos. : (22) 6598237/38.

6. National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos. : 497 29 93.

7. Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

8. Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

9. Shri Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 023. Fax : 267 3199

10.      Corporate Finance, for SEC filing requirements, Fax 1195.

                       [VIDESH SANCHAR NIGAM LIMITED LOGO]

                          VIDESH SANCHAR NIGAM LIMITED
         REGD. OFFICE: VIDESH SANCHAR BHAVAN, M.G. ROAD, MUMBAI-400001.



                            AUDITED FINANCIAL RESULTS
                        FOR THE YEAR ENDED 31 MARCH 2003




                                                                       (Rs. in Million)
                                            -------------------------------------------------------------------------------------
                                              For the Nine         For the Quarter ended                For Year Ended
        Particulars                           Months ended                                                 (Audited)
        ----------------------------------- ----------------- -------------------------------- ----------------------------------
                                               31.12.2002        31.03.2003      31.03.2002       31.03.2003      31.03.2002
        ----------------------------------- ----------------- --------------- ---------------- --------------- ------------------
                       (1)                        (2)              (3)              (4)             (5)               (6)
        ----------------------------------- ----------------- --------------- ---------------- --------------- ------------------
1       Net Sales/Income from operations              36,239           9,146           16,458          45,385             65,081
2       Other Income                                   1,503           1,237            1,303           2,740              5,809
        TOTAL INCOME                                  37,742          10,383           17,761          48,125             70,890
3       Total Expenditure                             27,167           6,811           12,575          33,978             48,831
        (a) Network Cost                              24,419           5,620           10,719          30,039             45,004
        (b) Operating and Other Expenses               1,720             683            1,322           2,403              2,303
        (c) Salaries and Related Costs                 1,028             508              534           1,536              1,523
4       Depreciation                                   1,066             400              339           1,467              1,304
5       Prior Year adjustments                            49              87               70             136                 10
6       GROSS PROFIT (+)/ LOSS(-)BEFORE                9,460           3,085            4,777          12,544             20,745
        TAXATION (1+2)-(3+4+5)
7       Provision for Taxation                         3,569           1,174            1,614           4,743              6,671
              -   Current Tax                          3,481             870            1,298           4,351              6,276
              -   Deferred Tax                            88             304              316             392                395
9       NET PROFIT (+)/LOSS(-)  (6-7)                  5,890           1,911            3,163           7,801             14,074
10      Paid up Equity Share Capital                   2,850           2,850            2,850           2,850              2,850
        (Face value of Rs.10/- per share)
11      Reserves excluding revaluation                    --              --               --          52,654             47,590
        reserve (As per balance sheet of
        previous accounting year)
12      Basic & Diluted Earning per share              20.67            6.70            11.10           27.37              49.38
        (not annualized) (Rs)
13      Aggregate of non-promoter
        shareholding
        (a) Number of Shares                      82,303,185      78,556,139      139,308,000      78,556,139        139,308,000
        (b) Percentage of Shareholding                 28.88           27.56            48.88           27.56              48.88

                                      -2-
SEGMENTAL REPORTING:

The Company provides International Long Distance Service providing voice and data services. The Company's primary segment is international telephony.

BUSINESS SEGMENTS

                                                                                (Rs. in millions)
                                       ------------------------------------------------------------------------------------
                                        For the Nine         For the Quarter ended                For Year Ended
Particulars                             Months ended                                                 (Audited)
-------------------------------------- ---------------- ---------------- --------------- ---------------- -----------------
                                         31.12.2002       31.03.2003       31.03.2002      31.03.2003       31.03.2002
-------------------------------------- ---------------- ---------------- --------------- ---------------- -----------------
                 (1)                         (2)              (3)             (4)              (5)              (6)
-------------------------------------- ---------------- ---------------- --------------- ---------------- -----------------
SEGMENT REVENUE
Telephony Service                          30,225            6,873           14,652          37,097            57,342
Other Services                              6,014            2,273           1,806            8,288             7,739
Total                                      36,239            9,146           16,458          45,385            65,081
Less: Inter Segment revenue                   -                -               -                -                -
Net Sales/Income from Operations           36,239            9,146           16,458          45,385            65,081

                      Segment results (Profit)(+)/Loss(-) before tax and interest from each segment

Telephony Service                           7,120            2,628           4,468           10,186            14,538
Other Services                              4,926            1,085           1,271            5,640             5,539
Total                                      12,046            3,713           5,739           15,826            20,077
Other Unallocable expenditure               3,864            1,678           2,265            5,542             5,140
Unallocable Income                          1,278            1,050           1,303            2,260             5,809
Other Unallocable expenditure net of        2,586             628             962             3,282              (668)
unallocable income
Total Profit Before Tax                     9,460            3,085           4,777           12,544            20,745

NOTES ON SEGMENTAL REPORTING:

(i) Revenue and expenses, which are directly identifiable to segments, are attributed to the relevant segment. Expenses on rent of satellite channels and landlines, and royalty and license fee on revenues from operations are allocated based on turnover. Certain expenses such as staff costs, operating and other expenses and depreciation are not allocable to segments and consequently have been classified as "unallocated expenses".

(ii) Segment total assets and liabilities have not been allocated, as in the absence of a meaningful basis to allocate assets and liabilities between segments. Fixed assets are used interchangeably between segments.

Notes:

1. The above results were taken on record by the Board of Directors of the Company at its Meeting held on 29 May 2003.

2. Despite maintaining the ILD traffic volume, the income from operations is lower primarily due to significant reduction in settlement rates due to increasing competition.

3. The Board of Directors has recommended a dividend of Rs.8.50 per share for the Financial Year 2002-03 (Financial Year 2001-02 Rs.12.50 per share plus one time special dividend of Rs.75 per share).

Figures of previous year have been regrouped wherever necessary.

                                                FOR VIDESH SANCHAR NIGAM LIMITED

Place    :   Mumbai                                        S. K. GUPTA
Date     :   29 May 2003                                MANAGING DIRECTOR